Exhibit 2.2

        THIS AMALGAMATION AGREEMENT dated 14 December 2005 is made

BETWEEN:

(1)
SES HOLDINGS (BERMUDA) LIMITED, a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda ("SES"); and

(2)
NEW SKIES SATELLITES HOLDINGS LTD., a Bermuda exempted company having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda ("New Skies").

WHEREAS:

(1)
SES and New Skies have agreed to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda (the "Amalgamation") and continue as a Bermuda exempted company (the "Amalgamated Company") on the terms hereinafter appearing.

(2)
This Agreement is the "Amalgamation Agreement" referred to in the transaction agreement and plan of amalgamation (the "Transaction Agreement") dated 14 December 2005 between New Skies, SES Global S.A. (the "Parent") and SES.

IT IS HEREBY AGREED as follows:

1.    Definitions

        Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

        "Business Day" means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the city and state of New York or in Hamilton, Bermuda are permitted or required to be closed;

        "Closing Date" shall have the meaning ascribed thereto in the Transaction Agreement;

        "Company Share" means a common share of par value US$0.01 per share of New Skies;

        "Dissenting Shareholder" means a registered holder of Company Shares who has properly dissented pursuant to Section 106(6) of the Companies Act 1981;

        "Dissenting Shares" means Company Shares that are held by a Dissenting Shareholder;

        "Effective Time" shall have the meaning ascribed thereto in the Transaction Agreement;

        "Excluded Shares" means (a) Company Shares that are owned by the Parent, SES or any other direct or indirect Subsidiary of the Parent (not held on behalf of, or as security for obligations owed by, third parties), (b) Company Shares that are owned by any direct or indirect Subsidiary of New Skies (not held on behalf of, or as security for obligations owed by, third parties) and (c) Dissenting Shares;

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as "group" is defined in the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder);

        "Subsidiary" means with respect to New Skies, the Parent or SES, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

        "Taxes" means all taxes, charges, fees, levies or other assessments, including foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax;

2.    Effectiveness of Amalgamation

        The Amalgamation shall become effective and a certificate of amalgamation shall be issued by the Registrar of Companies on the Closing Date.

3.    Name

        The Amalgamated Company shall be called SES Holdings (Bermuda) Limited.

4.    Memorandum of association

        The memorandum of association of the Amalgamated Company shall be in the form attached as Schedule 1 to this Agreement.

5.    Directors

        The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

  Romain Bausch of L-6815 Chateau de Betzdorf, Luxembourg
  Robert Bednarek of L-6815 Chateau de Betzdorf, Luxembourg
  Mark Rigolle of L-6815 Chateau de Betzdorf, Luxembourg

6.    Conversion of shares

        Each share of par value US$1.00 in the capital of SES issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid share of par value US$1.00 in the capital of the Amalgamated Company.

        Each Company Share (other than an Excluded Share) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive US$22.52 in cash (without interest, subject to applicable withholding for all Taxes, levies, imposts or other governmental charges) instead of securities of the Amalgamated Company.

        Each Excluded Share (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled without any conversion or payment of any consideration therefor.

        Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into only the right to receive the value thereof as appraised by the Supreme Court of Bermuda. The Amalgamated Company shall pay to Dissenting Shareholders the fair value of the Dissenting Shares in accordance with the requirements of Sections 106(6A) and 106(6B) of the Companies Act.

7.    Bye-laws

        The Bye-laws of the Amalgamated Company shall be in the form attached as Schedule 2 to this Agreement.

8.    Governing law

        This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

9.    Termination

        This Agreement shall automatically terminate upon termination of the Transaction Agreement in accordance with its terms.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of		SIGNED for and on behalf of
SES HOLDINGS (BERMUDA) LIMITED		NEW SKIES SATELLITES HOLDINGS LTD.
By:	/s/ ROMAIN BAUSCH Name: Romain Bausch Title: Director	By:	/s/ DANIEL S. GOLDBERG Name: Daniel S. Goldberg Title: President
By:	/s/ ROB BEDNAREK Name: Rob Bednarek Title: Director

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